Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Jiayin Group Inc. of our report dated April 30, 2020, relating to the financial statements of Jiayin Group Inc. as of and for the two years in the period ended December 31, 2019, appearing in the Annual Report of Jiayin Group Inc. on Form 20-F for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

May 7, 2021